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                                                                    EXHIBIT 10.4

                                SUPPLY AGREEMENT


              AGREEMENT, made this 5th day of January, 1996, between SAMAX
SELLER ENTERPRISES, INC., a New York Corporation trading as Pyrock, having an office at 62 Woolsey Street, Irvington, New Jersey 07111 (hereinafter called "Seller"),

BUYER and SAFE ALTERNATIVES CORPORATION OF AMERICA, INC., with a place of business at 27 Governor Street, Ridgefield, Connecticut 06877 (hereinafter called "Buyer"):

              1. Seller agrees to sell to Buyer in any minimum quantities but will not ship product to Seller's Customers in less than quantities of 150 gallons per shipment, and Buyer agrees to purchase from Seller, upon the terms and conditions hereinafter stated, the following material or materials:

              .   566 Gel                 .   Bio-Degradable Paint Brush Cleaner
              .   576 Paste               .   Graffiti Remover

              In addition to the above, Seller agrees to make available to Buyer all products currently being manufactured by Seller and any products that are manufactured by Seller in the future.

DURATION 2. Delivery shall commence on January 6, 1996 and shall continue until terminated pursuant to Paragraph 10 hereof.

QUALITY 3. Seller shall maintain quality standards in accordance with its current standards.

TIME OF       4.  Seller shall be ready to ship to Buyer within two weeks of
DELIVERY      order of the aforesaid product under normal conditions.
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PRICE         5.  The price of the product shall be FOB Seller's plant as follows:

              The current price for 566 Gel is $16.90 per gallon in five gallon containers.

              The current price for 576 Paste is $18.50 per gallon in five gallon containers.

              These prices are subject to adjustment as provided in Paragraph 7 of this agreement.

              The price of products shall include raw product, container, liability insurance coverage, palletizing of product and service of shipping contractors. Labels shall be supplied by the Buyer in compliance with all specifications necessary under the law.

              Buyer and seller will agree to an acceptable price for the additional products currently being manufactured by Seller, as well as any new products Seller manufactures in the future.

BUYER'S       6.  Buyer shall maintain its own product liability insurance
INSURANCE     with a per claim maximum of at least $1,000,000.00.

PRICE 7. Seller may adjust any price hereunder in the event the cost of the raw materials necessary to produce the product increases by the amount of the increase of the raw materials. In the event the price is increased in accordance herewith and Buyer no longer wishes to purchase, the Buyer may terminate this agreement in accordance with Paragraph 11 thereof.

              In the event the cost of raw materials for the products discussed herein decreases, Seller agrees to decrease the price of said products to Buyer on a dollar for dollar basis accordingly. The same will hold true for any other products that Buyer agrees to purchase.

PAYMENT 8. Payment shall be on demand without discount unless otherwise mutually agreed.
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EXCLUSI-      9.  It is agreed between the parties that as long as this
VITY agreement is in effect, Seller will not private label any products being marketed and purchased by Buyer for any other entity. Additionally, Seller agrees that during the period of exclusivity of this agreement, Seller shall not sell to direct competitors of Buyer (e.g., Peel Away and Tom's Back to Nature). This provision shall not apply to Seller's sales to distributors and paint stores. It is specifically understood that if the Seller sells its product to a distributor and that distributor subsequently sells to a competitor of the Buyer, it shall not be considered a breach of this agreement by the Seller. It is agreed that Seller and Buyer shall meet and agreed to a minimum quantity of product which will be purchased by Buyer on or before April 15, 1996. This paragraph shall remain in effect for as long as the aforesaid minimums are met by the Buyer. In the event Buyer and Seller cannot agree upon minimums, this agreement shall continue, but this paragraph shall be of no further effect whatsoever. This paragraph shall not become effective until aforesaid minimum has been established and met by the Buyer.

FIRST         10.  Both parties agree that in addition to the current product
REFUSAL       line of the Seller, Buyer shall have the right of first refusal to private label any future products that Seller shall add to his line in accordance with the terms thereof with the price for said products to be agreed upon at said time. Buyer must advise Seller in writing of its intention to avoid itself of its right of first refusal within five weeks of receipt of written notice from Seller of its intention to produce said new line. It is agreed between the parties that should Buyer add any synergistic products to its line, i.e., products which require blending such as degreasers and the like, Seller shall be notified of Buyer's intention to sell said product. Seller shall be given a 90 day right of first refusal to manufacture said product at equal quantities in writing by another manufacturer to Buyer for the same quantities. The quality of the blending of the product shall be the same or better than quoted by any other potential manufacturer.
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TERMI-        11.  Buyer and Seller agree that this agreement may only be
NATION        terminated for the following situations:

              a.  by mutual written agreement;

              b. As to Buyer: Should this product fail to perform as specified in Seller's literature, should the price be increased in accordance with Paragraph 5 hereof such that Buyer no longer wishes to purchase the product; or failure of Seller to otherwise comply with the terms of this agreement;

              c. As to Seller: Failure of Buyer to meet the financial obligations set forth herein or failure to otherwise comply with the terms of this agreement.

              In the event of a default, the aggrieved party shall provide written notice of said default, calling for a 30 day period in which to cure said default.

              The parties agree that during the period of exclusivity of the agreement, should the Buyer terminate this agreement without cause, the Buyer shall be barred from using the name "Ameri Strip".

INTER-        12.  Seller hereby grants Buyer the rights to market and sell
NATIONAL      internationally without limitation any and all products currently being manufactured by Seller or any products in the future that are manufactured by Seller.

NON-          13.  In the event Seller breaches this agreement, then Seller
COMPETE       agrees that it shall not do any business with any customer of
              Buyer for three (3) years from the date of the last sale to said customer by Buyer. The term "customer" is defined as any entity to whom Buyer has sold product or sent samples to in a period of two
              (2) years from the date of said Breach. Buyer shall notify Seller of all said customers and provide proof of said sales. This paragraph shall not take effect until Paragraph 9 hereof becomes effective.
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FORCE         14.  Neither party shall be liable for its failure to perform
MAJEURE       hereunder if said performance is made impracticable due to any occurrence beyond its reasonable control, including acts of God, fires, floods, wars, sabotage, accidents, labor disputes or shortages, governmental laws, ordinances, rules and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations, and price adjustments restrictions), inability to obtain material, equipment or transportation, and any other similar or different occurrences.
              The party whose performance is made impracticable by any such occurrences shall have the right to omit during the period of such occurrence all or any portion of the quantity deliverable during such period, whereupon the total quantity delivered upon this Agreement shall be reduced by the quantity so omitted. If, due to any such occurrence, Seller is unable to supply the total demands for any material specified in this Agreement, Seller shall have the right to allocate its available supply among its customers and its department and divisions in a fair and equitable manner. In no event shall Seller be obligated to purchase material from others in order to enable it to deliver material to Buyer hereunder.

MISCEL-       15.  The validity, interpretation and performance of this
LANEOUS       Agreement with respect to any material delivered or to be
              delivered hereunder shall be governed by the laws of the State of New York. This Agreement contains all of the representations and agreements between the parties hereto. Seller warrants that material delivered hereunder meets Seller's specification for the material or such other specifications as have been expressly made a part of this Agreement and that such material is adequately obtained, packaged and labeled and conforms to the promises and affirmations of fact made on the container and label. This
              Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto, but any assignment thereof by either party without the prior written consent of the other party shall be void. No modification of this Agreement or waiver of the terms or conditions thereof shall be binding upon Seller unless approved in writing by an authorized representative, or shall be effected by the acknowledgement or acceptance of purchase order forms containing other different terms or conditions whether or not signed by an authorized representative of Seller.
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IN WITNESS HEREOF, the parties have hereunto set their hands and seals as of the date and year first above written.



                                 SAMAX ENTERPRISES, INC.,
                                 A/K/A PYROCK CHEMICAL



                                     BY: __________________________
                                         SAMUEL FLEISCHMAN



                                 SAFE ALTERNATIVES CORPORATION
                                 OF AMERICA, INC.



                                     BY:__________________________
                                        KENNETH C. GREENBERG
                                        CHIEF OPERATING OFFICER